EXHIBIT 99.1

FOR  IMMEDIATE  RELEASE

     CONCURRENT'S CHIEF FINANCIAL OFFICER DEPARTS TO PURSUE NEW OPPORTUNITY


     ATLANTA, GEORGIA, JAN. 31, 2007 -- Concurrent Computer Corporation (Nasdaq:
CCUR), a worldwide leader of on-demand technology and real-time computing technology, today announced that Greg Wilson has resigned as Chief Financial Officer, effective February 12, 2007. Mr. Wilson has resigned for personal reasons to pursue an opportunity as Vice President of Finance with Merge Technologies Incorporated, d.b.a. Merge Healthcare (NASDAQ:MRGE).

     Gary Trimm, Concurrent's President and Chief Executive Officer, stated, "We thank Greg for his service to Concurrent and wish him well. Greg's leadership through the adoption of the Sarbanes-Oxley reporting and internal control
regulations was a key to our success in those efforts.   He has built a sound
foundation and we are confident in the accuracy and completeness of our reporting and internal financial controls." Mr. Trimm added, "We will fill the vacancy as quickly as possible."


ABOUT CONCURRENT
Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets. For 40 years Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television. Concurrent's on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD) and, through subsidiary company Everstream, provide performance measurement systems for interactive media. Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 24 countries. Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable. For more information, please visit www.ccur.com.
                             ------------

Concurrent Computer Corporation its logo and Everstream and its logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners. Linux(R) is used pursuant to a sublicense from the Linux Mark Institute.


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     Note  to  Editors:  For  additional  company  or  product  information from
Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA 30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax
(678) 258-4199. Readers can also access information through the company's Web site at www.ccur.com.